                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)




                            INTERNET.COM CORPORATION
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    460967102

  -----------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 16, 2000
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




         Check the appropriate box to designate the rule pursuant to which this
         Schedule is filed:

         |_|  Rule 13d-1(b)

         |_|  Rule 13d-1(c)

         [X]  Rule 13d-1(d)


                               (Page 1 of 7 Pages)


  CUSIP NO. 460967102                            13G                                       Page 2 of 7 Pages
                                                                                                -    -


-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)                                        |
|     |                                                                                                   |
|     | Penton Media, Inc.                                                                                |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]   |
|     |                                                                                                   |
|     |                                                                                         (b) [ ]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  2,973,383                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  2,973,383                                                      |
|                               |       |                                                                 |
|             PERSON WITH       |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |  -0-                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 2,973,383                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                  [ ]      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 11.7%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!



 CUSIP NO. 460967102                            13G                                       Page 3 of 7 Pages
                                                                                               -    -
-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)                                        |
|     |                                                                                                   |
|     | Internet World Media, Inc.                                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]   |
|     |                                                                                                   |
|     |                                                                                         (b) [ ]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  2,973,383                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  2,973,383                                                      |
|                               |       |                                                                 |
|             PERSON WITH       |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |  -0-                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 2,973,383                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                  [ ]      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 11.7%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


 CUSIP NO. 460967102                            13G                                       Page 4 of 7 Pages
                                                                                               -    -
-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)                                        |
|     |                                                                                                   |
|     | Penton Internet, Inc.                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [ ]   |
|     |                                                                                                   |
|     |                                                                                         (b) [ ]   |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | Delaware                                                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  2,973,383                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  -0-                                                            |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  2,973,383                                                      |
|                               |       |                                                                 |
|             PERSON WITH       |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|                               |       |  -0-                                                            |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     | 2,973,383                                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                  [ ]      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     | 11.7%                                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     | CO                                                                                                |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  (a) Name of Issuer: internet.com Corporation

         (b) Address of Issuer's Principal Executive Offices:
                           23 Old Kings Highway South
                           Darien, CT 06820

ITEM 2.  (a)      Name of Person Filing: This Statement is filed by Penton
Media, Inc. ("Penton"), Internet World Media, Inc., a wholly owned subsidiary of Penton ("Internet World"), and Penton Internet, Inc., a wholly owned subsidiary of Internet World ("Penton Internet"). Penton Internet is the record owner of the shares of common stock of internet.com Corporation reported on this Statement. In October 2000, Internet World distributed by dividend the shares of common stock of internet.com Corporation reported on this statement to Penton, which then contributed such stock to Penton Internet. Penton then contributed the stock of Penton Internet to Internet World.

         (b)      Address of Principal Business Office:
                           The Penton Media Bldg
                           1300 East Ninth Street
                           Cleveland, OH 44114

In December 2000, Penton relocated its corporate headquarters to this address.

         (c) Citizenship: Each of Penton, Penton Internet and Internet World are Delaware corporations.

         (d) Title of Class of Securities: Common Stock, par value $.01 per share

         (e) CUSIP Number: 460967102


ITEM 3.  If This Statement is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a :

         Not applicable.

ITEM 4.  Ownership.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 2,973,383

         (b)      Percent of class: 11.7%

         (c)      Number of shares as to which such person has:

         (i)      Sole power to vote or direct the vote: 2,973,383

         (ii)     Shared power to vote or direct the vote: None

         (iii)    Sole power to dispose or to direct the disposition of:
                  2,973,383

         (iv)     Shared power to dispose or to direct the disposition of: None

ITEM 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable.

ITEM 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable.

ITEM 8.  Identification and Classification of Members of the Group.

         Not Applicable.

ITEM 9.  Notice of Dissolution of Group.

         Not Applicable.

ITEM 10. CERTIFICATION

         Not Applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001                   PENTON MEDIA, INC.



                                           By:  /s/ Preston L. Vice
                                                --------------------------------
                                                Name:  Preston L. Vice
                                                Title: Senior Vice President


                                           PENTON INTERNET, INC.



                                           By:  /s/ Preston L. Vice
                                                --------------------------------
                                                Name:   Preston L. Vice
                                                Title:  Secretary


                                           INTERNET WORLD MEDIA, INC.



                                           By:  /s/ Preston L. Vice
                                                --------------------------------
                                                Name:   Preston L. Vice
                                                Title:  Secretary